UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2018

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095___	52-2113479_ __
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

                                               N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ((§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2018, following the previously disclosed resignation of Mary Kay Fenton as executive vice president and chief financial officer of Achillion Pharmaceuticals, Inc. (the “Company”), which resignation is effective on December 28, 2018, the Company entered into a letter agreement with Ms. Fenton which confirms the terms of her transition and separation. Pursuant to the letter agreement, Ms. Fenton will be entitled to receive benefits in connection with her transition and separation that are substantially comparable to the benefits she would have received had she been terminated without cause or resigned her employment for good reason, as described in her amended and restated employment agreement, dated August 4, 2017, the terms of which were previously disclosed in the Company’s Form 10-Q for the quarterly period ended June 30, 2017, filed with the Securities Exchange Commission on August 8, 2017, and are incorporated by reference herein. In addition, pursuant to the letter agreement, following the effective date of her resignation, Ms. Fenton will have 180 days to exercise any vested options to purchase shares of the Company’s common stock. Ms. Fenton also agreed to execute a release of all claims in favor of the Company. If, following her resignation, Ms. Fenton does not execute such release of claims or revokes such release of claims, she will forfeit the right to receive all transition and separation benefits in accordance with the terms of the letter agreement.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

10.1	Letter Agreement, dated November 20, 2018, by and between Achillion Pharmaceuticals, Inc. and Mary Kay Fenton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2018

ACHILLION PHARMACEUTICALS, INC.

By: /s/ Joseph Truitt
Joseph Truitt
President and Chief Executive Officer